OM GRUPPEN AB

TO THE BOARD OF DIRECTORS, OM GRUPPEN AB

We have audited the accompanying balance sheets of OM Gruppen AB as of December 31, 1996 and 1995, and the related profit and loss accounts and statements of cash flows and movements in shareholders* equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Swedish auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OM Gruppen AB at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with accounting principles generally accepted in Sweden which differ from those followed in the United States (see Note 16 of Notes to the Financial Statements).


Ernst & Young
Chartered Accountants
Stockholm, Sweden


March 7, 1997

                                INCOME STATEMENT


                                     Group

Amounts in SEK millions                  1996        1995        1994
-----------------------                  ----        ----        ----
Operating revenues Note 1 ...........     610         567         600
Operating expenses Note 2 ...........    -406        -337        -326
                                         ----        ----        ----
OPERATING INCOME BEFORE DEPRECIATION      204         230         274
Depreciation Note 3 .................     -28         -20         -17
                                         ----        ----        ----
OPERATING INCOME AFTER DEPRECIATION       176         210         257
Net financial items .................     150         163          75
                                         ----        ----        ----
INCOME BEFORE TAXES                       326         373         332
Taxes Note 4 ........................     -39         -36         -42
                                         ----        ----        ----
NET INCOME ..........................     287         337         290

                           PRIMARY EARNINGS PER SHARE

                                         1996        1995        1994
                                         ----        ----        ----
Continuing operations ...............   12,20       14,35       10,11
Discontinuing operations ............      --          --        2,57
Net income ..........................   12,20       14,35       12,48
                                        -----       -----       -----

                        FULLY DILUTED EARNINGS PER SHARE

                                         1996        1995        1994
                                         ----        ----        ----
Continuing operations ...............   12,15       14,30        9,97
Discontinuing operations ............      --          --        2,33
Net income ..........................   12,15       14,30       12,30
                                        -----       -----       -----

                               CASH FLOW ANALYSIS


                                     Group

Amounts in SEK millions                  1996        1995        1994
-----------------------                  ----        ----        ----
OPERATIONS
Operating revenues ..................     610         567         600
Operating expenses ..................    -374        -337        -326
SURPLUS LIQUID FUNDS FROM operations      236         230         274
Change in
     Operating receivables ..........    -106          86          15
     Operating liabilities ..........       5         -44          22
Change in working capital ...........    -101          42          37
Investments in machinery & equipment       -5         -38         -22
                                         ----        ----        ----
TOTAL OPERATING CASH FLOW BEFORE
  FINANCIAL ITEMS                         130         234         289

Net financial items .................     150         163          75
Taxes ...............................    -171         -22           0
Other ...............................      --           4          --
                                         ----        ----        ----
TOTAL OPERATING CASH FLOW AFTER
  FINANCIAL ITEMS ...................     109         379         364

INVESTMENTS
Acquisitions of operations ..........      -3         -43          --
Divestment of operations                               --         270
Net investments in Other shares &
  participations ....................     -13         -22         -23
Other ...............................      -4          19         -12
                                         ----        ----        ----

TOTAL CASH FLOW BEFORE DIVIDEND .....      89         333         599

Dividend ............................     164         116          77
                                         ----        ----        ----
TOTAL NET CASH FLOW .................     -75         217         522

                           CASH AND CASH EQUIVALENTS*

                                         1996        1995        1994
                                         ----        ----        ----
Cash and cash equivalents
  at the start of the year ..........   1 344       1 127         605
+/- Net cash flow ...................     -75         217         522
                                        -----       -----       -----

CASH AND CASH EQUIVALENTS
  AT YEAR END .......................   1 269       1 344       1 127

* after reduction of short-term bank loans.

                                 BALANCE SHEET

                                     Group

Amounts in SEK millions                        1996        1995
-----------------------                        ----        ----
ASSETS
CURRENT ASSETS
Cash, ....................................    1 282       1 358
Receivables, current trading account .....      137          16
Accounts receivable ......................       23          24
Prepaid expenses .........................       20          20
Other receivables ........................       52          54
                                              -----       -----
TOTAL CURRENT ASSETS .....................    1 514       1 472
                                              -----       -----
FIXED ASSETS
Other shares & participations Note 7 .....      125         112
Long-term receivables ....................       28          40
Intangible assets Note 8 .................       26          26
Machinery & equipment Note 9 .............       74          84
Buildings & land Note 10 .................       36          39
                                              -----       -----
TOTAL FIXED ASSETS .......................      289         301
                                              -----       -----
TOTAL ASSETS .............................    1 803       1 773
                                              -----       -----
LIABILITIES AND SHAREHOLDERS' EQUITY
SHORT-TERM LIABILITIES
Payables, current trading account ........        1           7
Accounts payable .........................       19          15
Tax liability ............................       33          21
Accrued expenses .........................      106         102
Other current liabilities ................       11          20
Short-term bank borrowings ...............       13          14
                                              -----       -----
TOTAL CURRENT LIABILITIES ................      183         179
                                              -----       -----
LONG-TERM LIABILITIES
Long-term liabilities Note 15 ............       58           4
Deferred tax liability ...................       81         231
Convertible debentures Note 11 ...........        2           5
                                              -----       -----
TOTAL LONG-TERM LIABILITIES ..............      141         240
                                              -----       -----

Amounts in SEK millions                        1996        1995
-----------------------                        ----        ----
SHAREHOLDERS' EQUITY Note 13
Capital stock (23 548 800 shares at a
  par value of SEK 5) ...................       118         117
Restricted reserves .....................       343         462
Retained earnings .......................       731         438
Net income ..............................       287         337
                                              -----       -----
TOTAL SHAREHOLDERS' EQUITY ..............     1 479       1 354
                                              -----       -----
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY ..................     1 803       1 773
                                              -----       -----
ASSETS PLEDGED
Bonds and other securities ..............        20         220
                                              -----       -----
CONTINGENT LIABILITIES
Surety given ............................        13          35
                                              -----       -----

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                Total
                                              Share     Legal     Retained   shareholders
(SEK in millions, except per share data)     capital   reserves   earnings      equity
----------------------------------------     -------   --------   --------   -------------
   CONSOLIDATED:
   Balance, January 1, 1994 .............        76       520        328           914
                                                ---      ----      -----         -----
   Cash dividend -- SEK 10 per share ....                            -77           -77
   Conversion of debenture loan .........         1        13                       14
   Foreign currency translation adjustment                 -7                       -7
   Change in equity component of untaxed
     reserves ...........................                 -37        +37            --
   Net income 1994 ......................                            290           290
                                                ---      ----      -----         -----
BALANCE, DECEMBER 31, 1994 ..............        77       489        568         1 134
                                                ---      ----      -----         -----
Cash dividend -- SEK 15 per share .......                           -116          -116
   Rights issue 1:2 .....................        39       -39         --            --
   Conversion of debenture loan .........         1        11         --            12
   Foreign currency translation adjustment                -12         -1           -13
   Change in equity component of untaxed
     reserves ...........................                  13        -13            --
   Net income 1996 ......................                            337           337
                                                ---      ----      -----         -----
BALANCE, DECEMBER 31, 1995 ..............       117       462        775         1 354
                                                ---      ----      -----         -----
   Cash dividend -- SEK 21 per share ....                           -164          -164
   Conversion of debenture loan .........         1         3         --             4
   Foreign currency translation adjustment       --        --         -2            -2
   Change in equity component of untaxed
     reserves ...........................        --      -122        122            --
   Net income 1996 ......................        --        --        287           287
                                                ---      ----      -----         -----
BALANCE, DECEMBER 31, 1996 ..............       118       343      1 018         1 479
                                                ---      ----      -----         -----

See note 13, page 15,  for further information.

NOTES TO THE FINANCIAL STATEMENTS

ACCOUNTING PRINCIPLES
PRINCIPLES OF CONSOLIDATION

The consolidated accounts include the Parent Company and all companies in which the Parent Company, through either direct or indirect ownership via subsidiaries, controls more than 50 percent of the number of shares and the voting rights.

The consolidated financial statements have been prepared in accordance with acquisition accounting methods. This means that the book value of shares in subsidiaries are set-off primarily against restricted shareholders' equity in each subsidiary, and thereafter against unrestricted shareholders' equity. Only that part of the subsidiary's unrestricted shareholders' equity which can be distributed to the Parent Company without the need to write down the share, is included in the group's unrestricted shareholders' equity.

The recommendations of the Swedish Financial Accounting Standards Council for consolidated accounting have been applied. However, deferred tax receivables arising from loss allowances in subsidiaries have not been taken into account, see Note 4.

Companies acquired during the year have been reported in the consolidated income statement with the accounts relating to the period following the date of acquisition. All significant intercompany transactions have been eliminated.

Those companies owned 20% or more but not more than 50% are not included in the consolidated accounts because the group have no decisive influence or substantial participation in the income from their operations. The investment in these entities is carried at cost.

The consolidated balance sheet and income statement are shown without untaxed reserves and appropriations. Under Swedish law, this may only be done in consolidated statements. Untaxed reserves reported in individual group companies have been apportioned in such a manner that deferred taxes are reported as a long-term liability, while the remaining amount is included in restricted reserves in the consolidated balance sheet, see note 12.

INTERNATIONAL ACCOUNTING PRINCIPLES

To all intents and purposes OM's consolidated financial statements have been prepared in accordance with the recommendations of the International Accounting Standards Committee (IASC), with the following exceptions; the treatment of deferred tax receivables arising from loss allowances (see Note 4) and the treatment of leased assets (see Note 9).

In addition, there is an essential difference arising from the fact that the IASC's recommendations are based on the concept of a true and fair view, whereas Swedish accounting procedures are governed by rules set out in legislation.

RECALCULATION OF FOREIGN SUBSIDIARIES' BALANCE SHEETS AND INCOME
STATEMENTS

On recalculating foreign subsidiaries accounts to Swedish kronor, the current rate method has been used, which means that all items included in the balance sheets are recalculated at the year-end rate, while items in the income statements are recalculated at an average rate. The translation differences which consequently arise are not transferred to the income statement, but are posted directly to shareholders' equity.

LIQUID FUNDS

OM's liquid funds consist of money market instruments, bonds and other securities issued by the Kingdom of Sweden, Swedish municipalities, Swedish banks, Swedish mortgage institutions as well as a short-term stock portfolio. The liquid funds have been valued at their actual year-end value. The yield on liquid funds is shown as a net figure in the group income statement.

In addition to pledged collateral and an active risk management, OM's liquid funds ensure that OM Stockholm and the OMLX exchange can fulfil the obligations which are a necessary part of their exchange and clearing operations, see
Note 5.

RECEIVABLES AND LIABILITIES IN FOREIGN CURRENCIES

Receivables and liabilities in foreign currencies have been valued at the year-end rate.

COSTS RELATED TO SYSTEMS DEVELOPMENT

Costs for development work related to computer systems for trading, clearing and information have been accounted for on a continuous basis in accordance with standard accounting practice in Sweden.

GUARANTEE RISK RESERVE

Provisions for guarantee risks were made in 1986 and 1987 in view of OM's position as the guarantor of the fulfilment of written options and bought and sold futures contracts traded at OM Stockholm. The provisions comply with the regulations governing banks, securities brokers, finance companies and insurance companies. The provision amounted to SEK 337 m, of which SEK 317 m was shown as an untaxed reserve, and SEK 20 m as an accrued expense.

The claims for tax deductions for these provisions were rejected by the Tax Assessment Board and the County Administrative Court and in 1996 by the Administrative Court of Appeal. Following the decision of the Administrative Court of Appeal, the guarantee risk reserve and the deferred tax liability have been dissolved while tax amounting to SEK 144 m has been paid which corresponds to OM's provision.

In addition, further reference is made to this matter in the Directors' Report,
Note 4, in previous Annual Reports and in the OM Gruppen AB Prospectus (1991).

OPERATING REVENUE AND EXPENSES

TRANSACTION FEES

Transaction fees are recognized at the time an option or futures contract is accepted.

TECHNOLOGY AND SYSTEMS SALES

Revenue from systems sales correspond to expenses shown with regard to deliveries started but as yet unfinished. Each order is only included in income when the delivery has been accepted by the customer.

PENSION COSTS

The company contributes to a defined contribution scheme for the benefit of each eligible employee. The contributions payable are charged to the profit and loss account as they fall due except for accrued not recorded pension liability, see contingent liabilities and note 14.

DEPRECIATION

INTANGIBLE ASSETS

Intangible assets consist of consolidated goodwill and goodwill from net asset acquisition. Both types of goodwill are depreciated over 5 years.

MACHINERY AND EQUIPMENT

Machinery and equipment have been depreciated up to the maximum amounts allowable for tax purposes, corresponding to OM's estimation of the economic lifetime of these assets. All machinery and equipment are depreciated over 5 years.

BUILDINGS

Buildings have been depreciated by the maximum amounts allowable for tax purposes, corresponding to OM's estimation of the economic lifetime of these assets, i.e. 1-33% straight line.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes. Actual results could differ from those estimates.

Notes to the Financial Statements. Amounts in SEK 000's unless stated otherwise.

                                     NOTE 1
                               OPERATING REVENUES

Operating revenues (after eliminations) were distributed as follows:

Group                                    1996        1995        1994
-----                                    ----        ----        ----
Transaction fees ...................   433 166     407 924     425 281
Technology and systems sales .......    90 062      79 835      47 971
Facility management services .......    29 187      14 897      10 211
Premium revenues from OM Reinsurance    30 000      30 000      30 070
Information sales ..................    11 182       6 099       5 579
Other revenues .....................    17 030      28 303      81 209
                                       -------     -------     -------
TOTAL ..............................   610 627     567 058     600 321
                                       -------     -------     -------


                                     NOTE 2
                               OPERATING EXPENSES

Operating expenses (after eliminations) were distributed as follows:

Group                                    1996        1995        1994
-----                                    ----        ----        ----
Personnel Note 14 ..................   164 610     143 196     141 761
Premises ...........................    24 505      19 658      23 477
External consultants ...............    34 737      32 222      32 163
Marketing ..........................    22 125      30 484      13 976
Computer maintenance ...............    27 095      21 810      20 284
Insurance premiums .................    31 000      31 000      31 000
Synthetic options Note 15 ..........    54 720         414          --
Other ..............................    47 287      58 451      63 512
                                       -------     -------     -------
TOTAL ..............................   406 049     337 235     326 173
                                       -------     -------     -------

                                     NOTE 3
                                  DEPRECIATION

                                            Year ended December 31
                                         ----------------------------
                                         1996        1995        1994
                                         ----        ----        ----
Intangible assets .................      6 357       1 350          --
Machinery & equipment .............     20 327      17 511      15 577
Buildings and land ................      1 608       1 584       1 500
                                       -------     -------     -------
TOTAL .............................     28 292      20 445      17 077
                                       -------     -------     -------

                                     NOTE 4
                                     TAXES

                                            Year ended December 31
                                         ----------------------------
Group                                    1996        1995        1994
-----                                    ----        ----        ----
Taxes paid ........................   -186 151     -23 337     -21 573
Deferred taxes ....................    147 042     -13 023     -20 470
                                      --------     -------     -------
TOTAL .............................    -39 109     -36 360     -42 043
                                      --------     -------     -------

Taxes paid includes the parent company's tax expense of SEK 144 m arising from the decision of the Administrative Court of Appeal. Deferred taxes relates to the tax on allocations to reserves as well as the dissolution of the deferred tax liability related to the guarantee risk reserve.

Loss allowances

Unutilised loss deductions for tax purposes amounted to SEK 102,798 (317,133).

                                     NOTE 5
                               COLLATERAL PLEDGED

Collateral pledged

Through its clearing operations, OM Stockholm and the OMLX exchange become the counterparty to each options and futures contract and thereby guarantee the fulfilment of each contract. Exchange users, which either through an options or futures contract incur a financial obligation to the exchange, shall pledge collateral against this obligation in accordance with the collateral list for each exchange. Most of the collateral placed with OM Stockholm and the OMLX exchange consists of cash and securities issued by the Kingdom of Sweden.

Company                                1996            1995
-------                                ----            ----
OM Stockholm ...................     5 923 761       4 150 916
OMLX, the London Securities &
  Derivatives Exchange .........     1 134 517         996 546
                                     ---------       ---------
TOTAL ..........................     7 058 278       5 147 462
                                     ---------       ---------



                                     NOTE 6
                             SHARES IN SUBSIDIARIES

                                                           Book value
                                                       -------------------
Parent Company                  Holding   % Par value    1996      1995
--------------                  -------   -----------  ---------  --------
Lendtech AB ...................   100          8 000      24 000    24 000
OM Reinsurance AG .............   100      CHF 2 000       9 885     9 885
OM Stockholm AB ...............   100         50 000      60 000    60 000
OM Systems International AB ...   100             50          50        --
OM Technology AB ..............   100         10 000      20 000    20 000
OM Treasury AB ................   100          9 248      19 872    17 624
OM Treasury AG ................   100     CHF 10 000      51 560        --
OMLX, the London Securities
  and Derivatives Exchange Ltd.   100        100 000   1 000 000   100 000
VPA Vardepappers-
  administration AB ...........   100         25 000      25 000    25 000
Other .........................                   50          50       100
                                  ---     ----------   ---------   -------
TOTAL .........................                          310 417   256 609
                                  ---     ----------   ---------   -------

                                     NOTE 7
                         OTHER SHARES & PARTICIPATIONS


                                  Votes and     No. of                    Book value
                                percentage of   shares/     Par-       -----------------
Parent Company                      equity     particip.    value        1996      1995
--------------                  -------------  ---------  ----------   -------   -------
Stockholms Fondbors AB ........        21%      311 028        5 184    26 601    26 601
Suomen Optiomeklarit Oy .......        20%      262 600   FIM 18 302    33 896    23 607
Norsk Opsjonssentral A/S ......        12%      174 970   NOK  1 749     4 072     4 072
                                                                       -------   -------
TOTAL .........................                                         64 569    54 280
                                                                       -------   -------


                                  Votes and     No. of                    Book value
                                percentage of   shares/     Par-       -----------------
Subsidiaries                        equity     particip.    value        1996      1995
------------                    -------------  ---------  ----------   -------   -------
Clearing Control CCHB .........        50%           10           --       170       273
LjungbergGruppen AB ...........      1%/3%      210 000          600     6 720     6 720
Nordic Mutual CMO Sweden AB ...        13%          160        1 600     1 765     1 765
Renfila SA ....................        18%      992 977     MESP 496    45 299    42 555
Other .........................                                          6 001     6 357
                                                                       -------   -------
TOTAL .........................                                         59 955    57 670
                                                                       -------   -------
TOTAL GROUP ...................                                        124 524   111 950
                                                                       -------   -------


                                     NOTE 8
                               INTANGIBLE ASSETS

                                                                  Group
                                                           --------------------
                                                            1996          1995
                                                           ------        ------
GOODWILL ARISING FROM NET ASSET ACQUISITION
Acquisition value ...............................          18 100        13 600
Accumulated depreciation ........................          -4 527          -906
                                                           ------        ------
SUB-TOTAL BOOK VALUE ............................          13 573        12 694

CONSOLIDATED GOODWILL
Acquisition value ...............................          15 807        13 320
Accumulated depreciation ........................          -3 180          -444
                                                           ------        ------
SUB-TOTAL BOOK VALUE ............................          12 627        12 876
                                                           ------        ------
TOTAL BOOK VALUE ................................          26 200        25 570
                                                           ------        ------

                                     NOTE 9
                             MACHINERY & EQUIPMENT

                                                                 Group
                                                         ----------------------
                                                           1996           1995
                                                         -------        -------
Acquisition value ................................       153 732        148 269
Accumulated depreciation .........................       -79 596        -64 556
                                                         -------        -------
BOOK VALUE .......................................        74 136         83 713
                                                         -------        -------

The acquisition cost for machinery and equipment shown in the group accounts includes leasing inventories with a value of SEK 13 190 (43 111) after allowing for depreciation in accordance with an annuity plan. Machinery and equipment are only leased to a minor extent for one's own use.


                                    NOTE 10
                               BUILDINGS AND LAND

                                                                 Group
                                                         ----------------------
                                                          1996           1995
                                                         -------        -------
BUILDINGS
Acquisition value ................................        31 329         32 619
Accumulated reserves .............................            --
Accumulated depreciation .........................       -12 855        -11 247
                                                         -------        -------
SUB-TOTAL BOOK VALUE .............................        18 474         21 372

LAND
Acquisition value ................................        17 141         17 610
                                                         -------        -------
SUB-TOTAL BOOK VALUE .............................        17 141         17 610
                                                         -------        -------
TOTAL BOOK VALUE .................................        35 615         38 982
                                                         -------        -------

The taxable value of buildings and land in Sweden amounted to SEK 7 115 (7 872). The book value amounted to SEK 5 920 (7 108).

                                    NOTE 11
                             CONVERTIBLE DEBENTURES
Parent Company

Convertible loans issued to employees                                05-05-1993
-------------------------------------                                ----------
Original nominal amount SEK .......................................  17 760 000
Conversion 1996 ...................................................   3 240 000
Outstanding liability as at Dec. 31, 1996 .........................   1 920 000
Nominal interest rate, % ..........................................         9,0
Conversion rate, SEK ..............................................          50
Number of shares after full conversion of outstanding liability ...      38 400
Conversion from ...................................................  05-11-1995
Maturity date .....................................................  20-10-1998

                                    NOTE 12
                                UNTAXED RESERVES

In Sweden companies are entitled to claim tax deductions principally by making appropriations to untaxed reserves.

Catastrophe Reserve

OM Stockholm and the OMLX exchange have a long-term indemnity insurance. This insurance is intended to cover losses arising from exchange and clearing operations which would normally be covered only by each company's shareholders' equity. This insurance has been underwritten by a Swedish insurance company which has in turn reinsured the main part of its risk through OM Reinsurance. The allocation to the catastrophe reserve has been made by OM Reinsurance and the allocation equals the insurance premium received by OM Reinsurance.

Taxation equalisation reserve (Surv)

The right to a taxation equalisation reserve was abolished with effect from 1994. The reserve shall be recovered for taxation no later than the fiscal year 2000.

Accrual reserve

With effect from (and including) the fiscal year 1994, it has been possible to equalise earnings between different years through an accrual fund. Allocations to an accrual fund may be made up to a maximum of 25 percent of taxable income. This year's allocation shall be recovered for taxation in 2000.

Specification of untaxed reserves within the group:

                                                           1996           1995
                                                         -------        -------
Catastrophe reserve ..................................   227 329        183 155
Taxation equalisation reserve K ......................    86 706        114 176
Accrual reserve, 1994 ................................    25 517         25 517
Accrual reserve, 1995 ................................       858            858
Accrual reserve, 1996 ................................    25 987             --
Guarantee risk reserve ...............................        --        317 284
                                                         -------        -------
TOTAL ................................................   366 379        640 990
                                                         -------        -------

                                    NOTE 13
                              SHAREHOLDERS' EQUITY

                                           Capital  Restricted  Unrestricted
Group                                       stock    Reserves      equity       Total
-----                                      -------  ----------  ------------  ---------
Opening balance
January 1, 1996 ........................   117 420    462 383      774 351    1,354 154
                                           -------    -------    ---------    ---------
Dividend for financial year 1995 .......        --         --     -164 396     -164 396
Conversion of debentures ...............       324      2 916           --        3 240
Translation differences  ...............                               -27          -27
Changes between restricted
  and unrestricted equity ..............             -122 037      122 037           --
Net income in 1996 .....................                           286 620      286 620
                                           -------    -------    ---------    ---------
CLOSING BALANCE
DECEMBER 31 1996 .......................   117 744    343 262    1 018 585    1 479 591
                                           -------    -------    ---------    ---------


      NUMBER OF SHARES INCLUDING FULL CONVERSION OF OUTSTANDING LIABILITY

                                    Changes in number      Conversion of
                                        of shares      outstanding liability    Total
                                    -----------------  ---------------------  ----------

January, 1995 ....................       7 744 000            118 400          7 862 400
Right issue 1:2 ..................      15 488 000            236 800         15 724 800
Conversion of debenture loans ....         252 000           -252 000                 --
                                        ----------         ----------         ----------
December 1995 ....................      23 484 000            103 200         23 587 200
                                        ----------         ----------         ----------
Conversion of debenture loans ....          64 800            -64 800                 --
                                        ----------         ----------         ----------
December, 1996 ...................      23 548 800             38 400         23 587 200
                                        ----------         ----------         ----------

                     SHAREHOLDERS, AS OF 31 DECEMBER, 1996




Owners                                Number of shares      Votes and capital, %
------                                ----------------      --------------------
Investor ..........................       4 779 645                 20,3
Capital Group .....................       1 890 750                  8,0
OZ Holding ........................       1 500 000                  6,4
Marathon Asset Management .........       1 382 750                  5,9
Olof Stenhammar and companies .....       1 355 523                  5,8
AMF ...............................         921 400                  3,9
SPP ...............................         826 924                  3,5
Wasa ..............................         573 200                  2,4
S-E-Banken ........................         517 500                  2,2
Trygg-Hansa .......................         502 376                  2,1
Others ............................       9 298 732                 39,5
                                         ----------                -----
TOTAL .............................      23 548 800                100,0
                                         ----------                -----

                                    NOTE 14
                                   PERSONNEL

The average number of employees within the Parent Company during the year was 15 (11), and the corresponding figure for the group was 243 (193).

At the end of the year, the total number of employees in the group was 266
(217) of which 182 (147) were men and 84 (70) women. Personnel were distributed as follows:


                                                            1996           1995
                                                           ------         ------
Stockholm .............................................      235            187
London ................................................       30             29
Zurich ................................................        1              1
                                                             ---            ---
TOTAL .................................................      266            217
                                                             ---            ---


Salaries and other remuneration (SEK 000's)



                                                             Group
                                                -------------------------------
                                                  1996        1995        1994
                                                -------      ------      ------
Board of Directors and
company management ..........................    12 326      14 325      13 698
of which remuneration .......................     2 485       3 930       5 968
Other employees .............................    93 977      75 793      78 725
                                                -------      ------      ------
TOTAL .......................................   106 303      90 118      92 423
                                                -------      ------      ------


In accordance with the decision taken at the Annual General Meeting regarding the payment of fees to Board Members who are not employees of the group, Board fees of SEK 1,400,000 (900,000) were paid in 1996 of which SEK 500,000 (300,000)
was paid to the Chairman of the Board. The Chairman of the Board was also paid salary and benefits in kind amounting to SEK 601,448 (1,874,424) from the period January - May in his capacity as Chief Executive Officer.

Based on a licence agreement, a fixed as well as a profit-related payment has been made to a company in proximity to the Chairman. These payments are paid quarterly. The licence agreement was entered into in 1985 in conjunction with the inception of OM and expires in 2005.

The Chief Executive Officer, Per E. Larsson was paid salary and benefits in kind amounting to SEK 1 979 590. The Chief Executive Officer in addition has received a bonus of SEK 800 000.

Standard pension policies have been taken out for other members of group management. In the event of a company initiative to make these members of staff redundant, they will have the right to a salary during the period of notice for a minimum of one year up to a maximum of two years.

                                    NOTE 15
                      OPTIONS FOR SENIOR MEMBERS OF STAFF

In October 1995 45 senior members of staff subscribed to a total of 690 000 synthetic options, the conditions of which were stipulated on October 24, 1995. The exercise price is SEK 119 and the time to expiration is 5 years. OM's share price at the time of issue was SEK 90. The price per option was SEK 6, and was set by Enskilda Securities and Handelsbanken Markets based on market conditions. The value of the options was based on the development of the OM share. Changes in the value of the options will be accounted for at each financial year end, and for 1996 this figure was 54 720 (414).


                                    NOTE 16
                     U.S. ACCOUNTING PRINCIPLES, U.S. GAAP

The consolidated accounts for the OM group follow Swedish accounting practices. Swedish accounting practices, however, diverge from international practices on certain points. A calculation of the income for the year and financial position, taking into account the major differences between Swedish accounting practice and the U.S. GAAP standards are provided below.

OPTIONS HELD/OPTIONS WRITTEN
Under US GAAP options held, 979 (796) SEK m, should be shown as an asset while options written should be accounted for as an liability in the balance sheet. Under Swedish GAAP the accounts are netted to zero.

CASH EQUIVALENTS
According to US GAAP cash equivalents comprise short-term higly liquid investments with maturities of three months or less when purchased. Cash equivalents in the accompanying balance sheet include highly liquid investments with maturities at the date purchased in excess of ninety days and are after reduction of Short Term Bank Loans. US GAAP requires only three categories of cash flow activity to be reported, operating, investing and financing. The categories of cash flow activity under US GAAP can be summarized as follows:

                                                      Year ended December 31
                                                   ----------------------------
                                                   1996        1995        1994
                                                   ----        ----        ----
Cash flow from operating activities ............    201         250         311
Cash flow on investing activities ..............   -161         145         -27
Cash flow from financing activities ............   -308        -116         -77
                                                   ----        ----        ----
Increase (decrease) in cash and
  cash equivalent ..............................   -268         279         207

Cash and cash equivalent at January 1 ..........    381         102        -105
                                                   ----        ----        ----
Cash and cash equivalent at December 31 ........    113         381         102
                                                   ----        ----        ----

Supplemental disclosures of cash flow information:

                                                      Year ended December 31
                                                   ----------------------------
                                                   1996        1995        1994
                                                   ----        ----        ----
Interest paid ..................................      4          12          32
Income tax payments ............................    174          22          --
                                                   ----        ----        ----

PRODUCT DEVELOPMENT/COMPUTER SOFTWARE COSTS

According to US GAAP all costs incurred, after technological feasibility has been established, for a computer software product that is sold, leased, or otherwise marketed by an enterprise shall be capitalized. Thus, the costs of producing product maters for a computer software product, including costs for coding and testing, are capitalized below.

Amortization of capitalized computer software costs should begin when the product is available to be sold. The annual amortization is the greater of the amount computed using ratio of current product revenues to estimated total product revenues or the straight line method over the estimated useful life of the product, which have been estimated to be five years.

COMPANY ACQUISITION

The consolidated accounts have been prepared in accordance with the purchase method, which means that assets and liabilities are reported at market value according to the acquisition plan. The acquisition cost of Amesepten Forvaltning AB and Robustus AB in late December 1993 was below the total fair market value of the identifiable net assets including tax loss allowances.

The difference is allocated to the tax loss allowances acquired. A bargain purchase element of SEK 268 have not been recorded in the Swedish consolidated accounts in accordance with Swedish GAAP.

However, at the date of acquisitions it was more likely than not that the tax loss allowances could be realized within the near future. Hence a deferred tax asset has been calculated according to US GAAP using ordinary Swedish tax percentage.

The US GAAP deferred tax asset is reduced as tax losses are consumed. The resulting deferred credit (negative goodwill) is amortized over three years.

DEFERRED TAXES

The group provides for deferred taxation using the liability method, outlining differences which will probably reverse. Deferred tax is not provided on timing differences which, in the opinion of the directors will not reverse. Under US GAAP deferred taxation is provided using the liability method on all temporary differences and deferred tax assets are recognised to the extent that their realisation is more likely than not.

DEFERRED COMPENSATION

Under US GAAP the pension entitlement described in Note 14 is accounted for on the accrual basis from the date of the contract to the date of full eligibility. Under Swedish GAAP this arrangement is accounted for on the cash basis.

DISCONTINUED OPERATIONS

Net income from discontinued operations included in the accompanying income statement comprises the following amounts:

(IN MILLION)                             1996        1995        1994
------------                             ----        ----        ----
Revenues .............................     --          --          79
Expenses .............................     --          --         -16
Taxes ................................     --          --          -8
Net income ...........................     --          --          55

The application of the above US GAAP would have had the following approximate effect on consolidated net income, net income per share and shareholders' equity:


(IN SEK M., EXCEPT FOR SHARE DATA)
JANUARY 1 - DECEMBER 31                          1996        1995        1994
----------------------------------               ----        ----        ----
Income as reported ..........................     287         337         290

Adjustment for:
  Amortization negative goodwill ............      89          89          89
  Software computer program costs ...........      22          13          -5
  Deferred compensation .....................      --           6          -6
  Deferred taxation .........................     -60         -75        -104
  Tax adjustment ............................      -6          -2           2
                                                -----       -----       -----
Approximate net income
  in accordance with US GAAP ................     332         368         266
                                                -----       -----       -----
Approximate income per share (fully
  diluted) in accordance with US GAAP .......   14,08       15,65       11,35
                                                -----       -----       -----


(IN SEK M.)
DECEMBER 31                                        1996        1995        1994
-----------                                        ----        ----        ----
Shareholders' equity as reported in
  consolidated accounts ......................    1 479       1 354       1 134

Adjustment for:
  Negative goodwill ..........................       --         -91        -178
  Software computer program costs ............      101          79          66
  Deferred compensation ......................       --           6          -6
  Deferred taxation due to acquired
    tax loss allowances ......................       29          89         165
  Tax adjustment .............................       -6          -2           2
                                                  -----       -----       -----
Approximate shareholders' equity
  in accordance with US GAAP .................    1 603       1 435       1 183
                                                  -----       -----       -----

OTHER INFORMATION

Receivables from customers which exceeds 10% of the aggregate amount of receivables current trading accounts consists of the following:

(IN SEK MILLIONS)                                  1996        1995        1994
-----------------                                  ----        ----        ----
Two customers which exceeds 10% of
  aggregate receivables,
  current trading account ......................     60          --           4

INCOME TAXES ACCORDING TO SWEDISH GAAP

Pretax income from continuing operations for the years ended December 31 was taxed in the following jurisdictions:

                                                   1996        1995        1994
                                                   ----        ----        ----
Domestic .......................................    318         358         332
Foreign ........................................      8          15          --
                                                    ---         ---         ---
                                                    326         373         332
                                                    ---         ---         ---

Significant components of the provision for income taxes are as follows:

                                                   1996        1995        1994
                                                   ----        ----        ----
Current:
  Domestic .....................................    183          19          22
  Foreign ......................................      3           4          --
                                                   ----        ----        ----
TOTAL CURRENT ..................................    186          23          22

Deferred:
  Domestic .....................................   -154           7          14
  Foreign ......................................      7           6           6
                                                   ----        ----        ----
TOTAL DEFERRED .................................   -147          13          20
                                                   ----        ----        ----
GRAND TOTAL ....................................     39          36          42
                                                   ----        ----        ----

The effective tax rate approximate the statutory tax rate.

Deferred tax liabilities are comprised of the following at December 31:

                                                       1996      1995      1994
                                                       ----      ----      ----
Deferred tax liabilities:
  Calculated tax on untaxed reserves ...............     81       231       214
                                                         --       ---       ---
TOTAL ..............................................     81       231       214
                                                         --       ---       ---